Exhibit 99.1

ARGAN, INC. TO LIST COMMON SHARES ON THE NEW YORK STOCK EXCHANGE

September 30, 2013 – ROCKVILLE, MD – Argan, Inc. (NYSE MKT: AGX) today announced that it will transfer the listing of its common stock to the New York Stock Exchange (NYSE) from NYSE MKT. Argan expects its shares to begin trading on the NYSE on October 2, 2013 under its current ticker symbol “AGX.” Argan will continue to trade on the NYSE MKT until the transfer is complete.

“Argan has achieved tremendous maturation since listing on NYSE MKT back in August 2007 and we look forward to a continued partnership with the company and its shareholders as they transition to our NYSE platform,” said Scott Cutler, Executive Vice President, Head of Global Listings, NYSE Euronext. “This is a great example of a growth oriented company that can leverage NYSE’s advanced and innovative market model.”

Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “We are pleased to announce the transfer of Argan’s listing to the NYSE. We are committed to building long-term shareholder value. The enhanced trading distribution and prestige of the NYSE should help us in this endeavor.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as biomass, wind and solar. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467